                                                                   Exhibit 10.14

                                           *** Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                              200.83 and 230.406

                        Strategic Partnership Agreement
                                    Between
                            SkyCache, Inc. & bCandid


Whereas SkyCache is building a satellite based Global Broadcast Overlay Network for the Internet that facilitates the distribution of Usenet Newsfeeds, and bCandid provides high performance news routing and server software and related services to Internet Service and Access Providers, and both parties agree that the combination of their products and services provide a unique opportunity to provide a unique service to their mutual markets, the Parties agree as follows:

1.0    Turnkey ISP News Solution

The Parties will collaborate to develop a service offering that integrates the bCandid software and the SkyCache Satellite based Newsfeed. Both parties will offer this service through their mutual sales teams to new customer prospects. Initially these services will be targeted to prospects who would provide news services utilizing a single server to support their subscriber base. This service will include but not necessarily be limited to the following:

This service will be developed as a turn key package to customers who wish to operate their own news server and will include the SkyCache News Feed provided via satellite in an NNTP compliant news format, software from bCandid for the customers news server, and a recommendation to the customer as to the appropriate platform for the provision of news service to its customers. A feature of the service will be access to a terrestrial news feed from a server which will have archived a number of aged articles. This service will be provided by bCandid. The objective of this component of the service will be to minimize the size of the news server required by the customer to support its customers. The parties will package and price the services which provide for both a direct purchase option for the hardware and bCandid software or a third party lease program for same.

As a feature of the service the parties agree to provide an integrated support plan and pricing for same whereby a hotlink will be implemented between the parties mutual Network Operations Centers for problem resolution via a single phone call. SkyCache will be responsible for the maintenance of the hardware selected by the customer. A service implementation option to be considered will be to provide for diversion of an ISP's customers to a backup server provided by bCandid should a hardware failure occur, such diversion to be for a limited period of time.

2.0     News Server Enhanced Offering.

For current customers of each Party and new prospects who are currently operating their own news server with a non SkyCache news feed or a non bCandid solution the parties will offer each others service through their mutual sales forces. Each party agrees to provide a mutual training session (location and duration to be specified) which will be sufficient to allow their sales forces to introduce each other's services. Each party further agrees to assign a sales support resource to assist in securing a contract for services.

3.0     Pricing

Pricing for the above services will be developed so as to encourage the customer to purchase the turnkey package as the total as the cost will reflect a discount from the then current retail prices for the individual components of the service which could be acquired separately.

4.0     Mutual Services

As a testimony to the value of the integration of each Parties services, each party agrees to utilize the others service in their respective operations. Further, each Party agrees to provide the other the services described below and associated support at no cost and to proceed promptly with the implementation of these services. Both parties agree to utilize their reasonable best efforts to implement these services within 60 days following the Effective Date of this agreement. SkyCache will implement Cyclone on its news server and on a service adapter (initially stand-alone but analysis will be conducted to determine feasibility of integration within the SkyCache service adapter) providing Usenet News feed. bCandid will provide a bCandid news feed to SkyCache terminated at the SkyCache facility in Laurel MD. BCandid will receive a monthly support and updates fee of $50 per service adapter if the end customer is using a Cyclone Powered service adapter. In addition SkyCache will locate a dish at bCandid's facility in Herndon VA, permission for the installation of this facility having been obtained by bCandid and no cost to SkyCache for roof rights or other costs associated with locating the dish at this location.

5.0     Cost of Sales

Marketing Materials. The parties will develop a set of marketing materials for the above activities and will split the associated costs for the design of the materials and the initial production run. A targeted advertising program will also be developed and costs will also be split equally.

Cost of sales support will be the responsibility of each organization.

6.0     Timing

Both parties agree to assign the resources essential to diligently pursue the formulation of the above offerings within a 30 day period, such period beginning on the Effective Date of the Agreement. This may be extended upon mutual agreement of the parties.

7.0     Contracting for Services

The Parties will develop a contract package whereby a customer will execute both a SkyCache and bCandid agreement (a "Standard Services Agreement"). A package will be developed which facilitates the contracting process such that each Party will be an agent for the sales of the others Party's services. A single bill will be issued to the customer from the Party securing the contract and the Party's will reconcile revenue due the other Party each quarter.

8.0     [   ***   ]

9.0     WARRANTY

Each Party represents and warrants that the services and software to be provided to each other and to third parties under this Agreement and such Party's Standard Services Agreement (as defined in Section 7.0) do not and will not infringe any copyright, patent, trademark, trade secret or any other intellectual property rights of any third party.

10.0    Effective Date and Term.

This Agreement will become effective on July 21, 1999. (Effective Date) Both parties reserve the right to modify this Agreement between now and the Effective Date. Modifications must be in writing and mutually agreed upon. If the Parties do not make any modifications then the Agreement takes effect on the Effective Date. If the parties are unable to reach Agreement on any proposed modifications, the Agreement is null and void. The term of this Agreement shall be for a minimum period of one year and may be extended upon mutual agreement of the Parties and revenue sharing will continue until the termination of the contracts entered into by Customers expire or are cancelled.

Executed and agreed by:

/s/  Robert E. Marggraf  7/16/99    /s/ Frank Bergen  7/16/99
--------------------------------    -------------------------
Robert E. Marggraf                  Frank Bergen
Executive Vice President            President & Chief Executive Officer
SkyCache, Inc.                      bCandid
312 Laurel Avenue                   5744 Central Avenue
Laurel, MD  20707                   Boulder, CO  80301

*** Confidential Treatment Requested